EXHIBIT 10.1

AGREEMENT

This Agreement (this “Agreement”), is entered into as of August 19, 2008 (the “Effective Date”) by and among BioLargo, Inc., a corporation organized and existing under the laws of the State of Delaware, and its wholly-owned subsidiary BioLargo Life Technologies, Inc., a corporation organized and existing under the laws of the State of California (collectively “BioLargo”), and Ioteq IP, Ltd. (“Ioteq Australia”), an Australia corporate and Ioteq, Inc., a Delaware corporation (“Ioteq US” and, collectively with Ioteq Australia, “Ioteq”).

WHEREAS, BioLargo and Ioteq wish to pursue a transaction or series of transactions between themselves (collectively, the “Transactions”) whereby BioLargo will ultimately acquire certain intellectual property owned by Ioteq (the “Ioteq Technology”); and

WHEREAS, the parties are signatories to one or more agreements providing for confidentiality and non-disclosure of certain information about each other to third parties, including without limitation that certain Bilateral Confidentiality and Non-Disclosure Agreement dated June 4, 2007 by and between BioLargo Life Technologies, Inc. and Ioteq Australia (the “Confidentiality Agreement”); and

WHEREAS, the parties are interested in providing certain scientific, technical, business and financial information (“Information” as that term is defined in the Confidentiality Agreement) exclusively through BioLargo about Ioteq and the Ioteq Technology to one or more third parties (“Recipients”), which Recipients may be able to provide funding, directly or indirectly, to facilitate the Transactions, or otherwise create or participate in a strategic alliance or other enterprise or endeavor (each of the foregoing, a “Business Opportunity” and collectively the “Business Opportunities”) to work with BioLargo and/or Ioteq for various pre-commercial and commercial purposes, including without limitation exploring, researching, developing, testing, evaluating, marketing, licensing and/or otherwise commercially exploiting the Ioteq Technology; and

WHEREAS, in furtherance of such discussions, the parties agree that as between themselves BioLargo should discuss the Information with the Recipients and that Ioteq should not approach or negotiate directly with the Recipients;

NOW THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Services. Notwithstanding any provision contained in the Confidentiality Agreement, each of Ioteq Australia and Ioteq US authorizes, empowers, designates and directs BioLargo to serve as the exclusive representative of Ioteq in the United States and the non-exclusive representative of Ioteq in the rest of the world, with respect to seeking, identifying, introducing and negotiating Business Opportunities and, in furtherance thereof, provide such Information to Recipients as in the good faith judgment of BioLargo is necessary and appropriate to further the purposes of this Agreement, the Transactions and the overall relationship between BioLargo and Ioteq.

2. Term. The term (the “Term”) of this Agreement shall commence on the date first above written and shall end on the first to occur of (i) the termination of this Agreement by BioLargo, in its sole and absolute discretion, for any reason or for no reason, upon 30 days’ prior written notice (the “Termination Notice”), provided, however, that no Termination Notice may be tendered prior to 60 days following the Effective Date of this Agreement; (ii) the consummation of the Transactions such that BioLargo acquires the Ioteq Technology; or (iii) the fifth anniversary of the Effective Date of this Agreement.

3. Payments.

(a) In consideration of the rights granted to BioLargo under Section 1 hereinabove, BioLargo shall pay to Ioteq US the sum of $20,000 per month during the Term of this Agreement, commencing September 1, 2008 and pro rated for partial months.

(b) For its efforts in seeking, identifying, introducing and negotiating Business Opportunities, Ioteq Australia or Ioteq US, as the case may be, shall reimburse BioLargo its actual out-of-pocket costs incurred and pay a royalty (the “Royalty”) to BioLargo as follows:

(i) 40% of Ioteq Net Revenue (as defined in Section 3(c) below) received or earned by, or paid to, Ioteq, whether rin cash or other property, derived directly or indirectly from each Business Opportunity where Ioteq incurs actual expenses in connection with the manufacture of products for such Business Opportunity; or

(ii) 40% of all gross amounts received or earned by, or paid to, Ioteq, whether in cash or other property, derived directly or indirectly from each other Business Opportunity, including without limitation licensing and distribution agreements and arrangements.

(c) For purposes of this Agreement, “Ioteq Net Revenue” shall mean the gross receipts from each Business Opportunity, in any country, for Ioteq Australia or Ioteq US, as the case may be, minus deductions for: (i) transportation and insurance charges; (ii) sales and excise taxes, and any other governmental charges or duties paid; (ii) normal and customary trade, quantity and cash discounts allowed; (iii) sales commissions; and (iv) allowances on account of rejection or return by customers.

(d) BioLargo shall have the right to inspect, from time to time and upon reasonable prior request, the books and records of Ioteq Australia and/or Ioteq US in order to determine, calculate and enforce its rights to receive Royalty payments pursuant to Section 3(b).

(e) The provisions of Sections 3(b), 3(c) and 3(d) shall survive any termination of this Agreement.

4. Non-Circumvention. Each of Ioteq Australia and Ioteq US shall not, and shall cause each of its respective directors, officers, employees and agents not to, personally or through others, without the prior written consent of BioLargo, directly or indirectly solicit, attempt to solicit, induce or attempt to induce, any Recipient of Information to enter into, or enter into with any Recipient of Information, any Business Opportunity or other relationship, agreement, arrangement or understanding with Ioteq, including without limitation a relationship, agreement, arrangement or understanding to evaluate, develop, market or license some or all of the Ioteq Technology, during the Term of this Agreement and for an additional period of 24 months following the end of the Term of this Agreement.

5. Non-Interference. Each of Ioteq Australia and Ioteq US shall not, and shall cause each of its respective directors, officers, employees and agents not to, personally or through others, without the prior written consent of BioLargo, directly or indirectly solicit, attempt to solicit, induce or attempt to induce, any Recipient of Information to terminate any relationship, agreement, arrangement or understanding with BioLargo at any time. This provision shall survive any termination of this Agreement.

6. Miscellaneous.

(a) Survival of Other Agreements. All terms and conditions of any other agreements between the parties, including without limitation the Confidentiality Agreement, remain in full force and effect to the extent not amended by this Agreement.

(b) Amendment. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

(c) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof. The parties hereby (i) submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States sitting in the State of California, County of Orange, for the purpose of any action or proceeding arising out of or relating to this Agreement and any other documents and instruments relating hereto, (ii) agree that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waive (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby knowingly and voluntarily waives and relinquishes any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement.

(d) Costs and Attorneys’ Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

(e) Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) Rights Cumulative. No right granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

(g) Assignment and Transfers. Except as otherwise expressly provided herein, neither party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, BioLargo may assign any of the rights and obligations of this Agreement to an affiliate, which may be necessary to complete the Transaction.

(h) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

By the signatures below of a duly-authorized person, the parties agree to the terms and conditions of this Agreement as of the date first above written.

BioLargo Inc.		Ioteq LP, Ltd.

By	/s/ Dennis Calvert	By	/s/ Jared Franks
Name:	Dennis Calvert	Name:	Jared Franks
Title:	President and CEO	Title:	CEO

BioLargo Life Technologies, Inc.		Ioteq, Inc.

By	/s/ Dennis Calvert	By	/s/ Jared Franks
Name:	Dennis Calvert	Name:	Jared Franks
Title:	President and CEO	Title:	CEO